Exhibit 10.13

GDT Immune Cells (γδT Cells) License Agreement

This GDT Immune Cells (γδT Cells) License Agreement is entered between Ji Yan Biomedical Co., Ltd (“Party A”) and SL BIO CO., LTD. (“Party B”).

WHEREAS, Party A is a company specializing in cellular research and clinical technology development, dedicated to the application and advancement of medical technologies. Party A possesses “Human-Derived Immune Cell γδT Cell Pharmaceutical - Clinical-Grade Manufacturing Technology” and related proprietary expertise and technical data, with the capability for clinical application development;

WHEREAS, Party B desires Party A to grant a license to utilize the aforementioned technology for the research and development of clinical-grade cellular products related to γδT cell pharmaceuticals for the brain cancer indication, and to apply these products in regenerative medicine and clinical research for related indications;

WHEREAS, Party A agrees to grant Party B the right to use its relevant proprietary technology and technical data within the scope of the specified indication (brain cancer) to develop, produce, and apply cellular products clinically. Both parties agree to cooperate in the clinical-grade γδT cell pharmaceutical technology to promote the development and application of cellular products for the relevant indication and to advance regenerative medicine and cancer immunotherapy technologies.

NOW, THEREFORE, Party A and Party B agree to enter this “GDT Immune Cells (γδT Cells) License Agreement” (“this Agreement”) and mutually agree as follows:

1.	Definitions.

(a)	“Party A’s Proprietary Technology” means the “Human-Derived Immune Cell γδT Cell Pharmaceutical - Clinical-Grade Manufacturing Technology,” which achieves a cell purity of 95%.

(b)	“Party A’s Technical Data” means all related documents, data, records, drawings, reports, publications, application materials, or similar items generated through the use of Party A’s patents and proprietary technology.

(c)	“Product” means products derived and developed for the specified indication (brain cancer) by using Party A’s Proprietary Technology..

(d)	“Party B’s Research Personnel” means individuals designated by Party B to participate in collaboration or independent development of the Product.

(e)	“Clinical Trial Personnel” means Refers to the institutions, trial investigators, and research staff conducting clinical trials.

GDT Immune Cells (γδT Cells) License Agreement

2.	Scope of License and Product Development.

(a)	Licensed Subject and Scope:

Party A agrees to grant Party B a non-exclusive right to use, implement, reproduce, and modify Party A’s Proprietary Technology and Party A’s Technical Data for the development, manufacturing, offering for sale, selling, and use of the Product, or for the procurement necessary to achieve the aforementioned purposes. The license is limited to “the research and development objectives of this Agreement” or “Product-related development, manufacturing, offering for sale, selling, and use.” Any use, implementation, reproduction, and modification outside these purposes is prohibited.

(b)	Term of License:

The license is effective from the signing date of this Agreement and remains valid for 20 years after the Product’s first commercial launch.

(c)	Territory:

Global license.

(d)	Product Scope:

Product developed using Party A’s Proprietary Technology.

(e)	License Type and Restrictions:

This Agreement grants a non-exclusive license. Party B may not sublicense or assign the licensed rights to any third party without prior written consent from Party A.

(f)	Party A and Party B agree that Party A will exclusively perform the research and development activities related to the Product based on Party A’s Proprietary Technology and Party A’s Technical Data.

(g)	Party A agrees that, except for the execution of the content and purposes of this Agreement, it shall neither independently use Party A’s Proprietary Technology and Party A’s Technical Data to research and develop products for the brain cancer indication, nor authorize any third party to use Party A’s Proprietary Technology and Party A’s Technical Data to research and develop products for the brain cancer indication. However, the use of Party A’s Proprietary Technology and Party A’s Technical Data to research and develop products for indications other than brain cancer shall not be subject to this restriction..

(h)	Party B shall bear all costs and expenses incurred during the Product’s research and development, including but not limited to personnel costs, costs of purchasing research equipment, materials, clinical trial consultations, pre-review costs, and experiment cost.

GDT Immune Cells (γδT Cells) License Agreement

(i)	Party A and Party B shall jointly determine the list of personnel for the clinical trials. If the aforementioned list of personnel for the clinical trials is provided by Party B, Party B must ensure that all clinical trial personnel comply with relevant laws, regulations, and guidelines, including but not limited to the GCP guidelines established by the ICH-GCP, and the Taiwan Good Clinical Practice. Party B shall also provide appropriate supervision over the activities of the principal investigator within the trial institution. Should any clinical trial personnel fail to comply with the aforementioned laws, regulations, and guidelines, resulting in any legal or compensation liabilities, Party B shall be responsible for such liabilities. If this causes any damage to Party A, Party B shall bear the responsibility for compensation for the damages.

(j)	Party B shall conduct the cooperative development and clinical trials of the Product in accordance with the principles of good faith and the duty of care expected of a prudent manager. Party B must ensure that all research personnel involved possess adequate professional knowledge and experience and comply with the mutually agreed work instructions and regulations established by both parties. If requested by Party A, Party B shall provide the academic and professional background of the research personnel involved. Should Party A, based on reasonable grounds, deem any of Party B’s research personnel unfit for their role, Party B shall cooperate with adjustments accordingly. All costs associated with Party B’s research personnel, including but not limited to salaries, accommodation, meals, and all other related expenses, shall be borne entirely by Party B.

(k)	Party B may utilize Party A’s Proprietary Technology and Party A’s Technical Data to support new drug applications, including the Right of Reference or Use.

(l)	Party B may apply for and obtain a drug permit license based on the outcomes of the research and development under this contract, but Party B shall be responsible for making the application.

(m)	Party A and Party B fully understand that this licensing and cooperative development arrangement carries a high degree of uncertainty. Should either party encounter difficulties during the execution of this Agreement, it shall promptly notify the other party in writing. Both parties shall then engage in friendly consultations and jointly adjust relevant timelines in writing, or negotiate the termination of this Agreement as appropriate.

(n)	If Party B requires the registration of derivative patents under this license, all necessary procedures and associated costs shall be the responsibility of Party B. However, Party A shall provide necessary assistance.

3.	Fees and Payment Terms.

(a)	Basic Research Fees:

Party B agrees to pay Party A USD $500,000 within 20 days of this Agreement’s effective date and receipt of Party A’s invoice. This payment covers Party A’s prior research and material costs related to its proprietary technology “Human-Derived Immune Cell γδT Cell Pharmaceutical - Clinical-Grade Manufacturing Technology” for brain cancer applications.

GDT Immune Cells (γδT Cells) License Agreement

(b)	Research and Development Costs:

(i)	Party B shall bear all expenses, costs, taxes, and fees incurred by Party A during the research and development process, including but not limited to:

●	Personnel costs.

●	Costs for purchasing research equipment, materials, and medical devices.

●	Domestic and international clinical trial consultation and pre- review costs.

●	Subject compensation and related expenses.

●	Any other necessary development-related expenses.

(ii)	Party A shall provide a cost list and relevant vouchers after the occurrence of the research and development-related expenses mentioned in (i), and issue a payment request invoice to Party B. Party B shall complete the payment within 20 days (including holidays) after receiving the invoice.

(c)	Payment by Development Stages:

(i) Party B agrees to pay the corresponding stage fees to Party A upon completion of the following stages:

Stage One: Validation of GDT Cell Cytotoxicity

Conditions: Party A assists Party B in completing the in vitro cytotoxicity tests of γδT cells against brain cancer cell lines, and performs the tests in accordance with SOP. The tests are validated by an independent third-party testing institution, confirming that GDT cells have cytotoxic activity against the aforementioned cancer cells, meeting the pre-agreed standards of both parties, and a formal efficacy test report is issued.

Fee: USD $2,500,000.

Stage Two: Animal Testing and IND Submission

Conditions: Party A shall assist Party B in completing the non-clinical animal efficacy and safety assessments for the indication of brain cancer, and prepare and integrate the IND (Investigational New Drug) application documents in accordance with the regulations of the competent authorities, successfully submitting the IND application to the competent authorities. After the IND documents are submitted, Party A shall further assist Party B in completing the review process of the competent authorities until the successful acquisition of IND approval.

Fee: USD $2,500,000, payable in installments:

i. Completion of Animal Experiments: Upon Party A’s completion of non-clinical animal efficacy and safety assessments for the indication of brain cancer, Party B shall pay 30% of the total stage fee (US$750,000).

ii. Completion of IND Document Submission: Upon Party A’s completion of the preparation and integration of the IND documents and the successful formal submission of the application documents to the competent authorities, Party B shall pay 30% of the total stage fee (US$750,000).

iii. Obtaining IND Approval: Upon the competent authorities’ approval of the IND application and issuance of the IND approval, Party B shall pay 40% of the total stage fee (US$1,000,000).

GDT Immune Cells (γδT Cells) License Agreement

Stage Three: Completion of Phase I Clinical Trials

Conditions: Party A completes Phase I clinical trials for the indication of brain cancer, following the trial protocol to recruit subjects, collect data, and perform statistical analysis, obtaining a phased trial report, and confirming that the drug’s safety and preliminary efficacy have met the predetermined targets.

Fee: USD $5,000,000.

Stage Four: Completion of Phase II Clinical Trials

Conditions: Party A completes Phase II clinical trials for the indication of brain cancer, following the trial protocol to recruit subjects and collect and statistically analyze efficacy and safety data, obtaining clinical trial results and phased reports that are statistically significant, and confirming that the drug’s efficacy and safety meet the predetermined clinical objectives.

Fee: USD $15,000,000, payable in installments:

i. Initiation of Phase II Clinical Trials: Upon Party A’s completion of the submission of the Phase II clinical trial protocol and obtaining approval from the competent authorities to initiate the trial, Party B shall pay 20% of the total stage fee (US$3,000,000).

ii. Completion of Interim Data Analysis Report for Phase II Clinical Trials: When Party A completes the data collection and preliminary statistical analysis during the trial period and submits an interim report that meets the requirements, Party B shall pay 30% of the total stage fee (US$4,500,000).

iii. Completion of Final Data Analysis Report for Phase II Clinical Trials: When Party A completes the final collection and statistical analysis of efficacy and safety data from all recruited subjects in the trial and submits a complete final report that meets the requirements of the competent authorities, Party B shall pay 50% of the total stage fee (US$7,500,000).

(ii) Upon completion of each stage, delivery and acceptance shall be deemed as final inspection completed.

(iii) Party A shall notify Party B in writing within 20 days after the completion of the aforementioned conditions for each stage. Party B shall promptly confirm whether Party A has completed the conditions for each stage upon receiving the aforementioned notice from Party A and notify Party A accordingly. If Party B does not notify Party A within 30 days after receiving the notice, it shall be deemed as confirmation of completion. Once Party A receives the confirmation of completion from Party B or it is deemed completed, Party A shall issue an invoice to Party B, and Party B shall pay the corresponding stage fees to Party A within 10 days after receiving the invoice from Party A.

(d)	Expenses related to Party A’s Proprietary Technology and patents derived from research and development:

During the term of this contract, if there are any patents related to Party A’s Proprietary Technology licensed to Party B, or patents derived from the research and development process under this contract, the patent application fees and maintenance fees for such patents shall be borne by Party B, who shall pay the relevant expenses either on their own or within 20 days after receiving notice from Party A to make the payment. And Party B agrees that Party A has the right to independently decide on and carry out all necessary maintenance and procedural actions for the aforementioned patents.

GDT Immune Cells (γδT Cells) License Agreement

(e)	The amount payable by Party B to Party A under this Agreement shall be paid in full by remittance to the account designated by Party A as follows, without deduction of handling or other fees, and Party B shall notify Party A after remittance of such amount.

Bank 凱基銀行 松江分行

Name of Account 集研生醫股份有限公司

Account No. 6020-10-0004059-5

4.	Representations and Warranties.

(a)	Both parties represent and warrant that they are duly established, existing, and operating in compliance with the laws of the Republic of China (Taiwan). Neither their officers, directors, nor personnel have any prior convictions for theft, robbery, fraud, breach of trust, embezzlement, corruption, or financial crimes.

(b)	Both parties represent and warrant that they will fulfill their rights and obligations under this Agreement in compliance with applicable laws, including but not limited to the manufacturing, export, and sale of the Product.

(c)	Each party represents and warrants that they have the legal authority and capacity to execute and perform this Agreement, and that such execution and performance will not violate any laws or regulations.

(d)	Each party represents and warrants that all documents provided to the other party are true and accurate.

5.	Intellectual Property Ownership.

(a)	Any results, technical data, know-how, designs, trade secrets, information, data, and other intellectual property (including “Party A’s Proprietary Technology ” and “Party A’s Technical Data”) provided by either party during the research and development period under this Agreement or existing prior to the signing of this Agreement shall remain the property of their original owners. However, for the purposes of the research and development under this Agreement or for the development, manufacture, offer to sell, sale, and use of the Product related to this Agreement, Party A agrees to grant Party B a non-exclusive license to use “Party A’s Proprietary Technology ” and “Party A’s Technical Data”.

(b)	Both parties fully recognize and agree that Party A holds the legitimate usage rights and other rights to the copyrights, patent rights, trade secrets, and other intellectual property rights associated with “Party A’s Proprietary Technology ” and “Party A’s Technical Data” and the information disclosed therein.

(c)	All research outcomes, data, materials, technologies, and intellectual property rights (including but not limited to research and development results, technical data, know-how, designs, trade secrets, information, data, and other intellectual property, as well as the associated trade secrets, copyrights, patent rights, trademark rights, or any other intellectual property rights protected by law) generated by either party in fulfilling the research and development under this Agreement shall be owned by Party B. Party B shall have all related intellectual property rights and the right to apply for such rights, and all of these shall be considered confidential information under Article 6 of this Agreement.

GDT Immune Cells (γδT Cells) License Agreement

(d)	Except for the research outcomes, data, materials, technologies, and intellectual property rights specified in the preceding item (c), any patent rights, copyrights, and other intellectual property rights arising from technical data and documents independently improved or developed by Party A based on the research and development under this Agreement shall be solely owned by Party A. Party A shall have the right to independently apply for and obtain protection for such intellectual property rights.

(e)	Without prior written consent from Party A, Party B shall not publicly disclose, publish, or independently apply to any authority for patent rights, trademark rights, or other intellectual property rights registration regarding all research outcomes, data, materials, technologies, and intellectual property rights generated from the research and development under this Agreement.

(f)	Except for the purposes and needs of fulfilling this Agreement, if Party B needs to utilize any technology, data, documents delivered by Party A, or any research outcomes, data, materials, technologies, and intellectual property rights generated from the research and development under this Agreement, Party B must obtain written authorization from Party A.

6.	Confidentiality.

(a)	The term “Confidential Information” as used in this Agreement refers to the contents of this Agreement, related performance documents, and any information disclosed by either party (the “Disclosing Party”) to the other party (the “the Recipient”) during the performance of this Agreement. This includes but is not limited to, information, techniques, methods, know-how, designs, market intelligence, samples, specifications, capacities, processes, efficacies, processing programs, equipment, software, hardware, databases, market development plans, R&D projects, articles and documents, information, data and results obtained through testing and analysis of samples supplied by the Disclosing Party, and the electronic files, copies, printed copies or verbal disclosure of such information, shall be Confidential Information as governed in this Agreement.

(b)	The Recipient shall not disclose the Confidential Information to any third party without prior written consent from the Disclosing Party. However, this restriction does not apply to members of the Recipient’s organization, current employees, consultants, agents, distributors, or contractors who need to know such information for the performance of their duties and have signed agreements with the Recipient that contain equivalent confidentiality obligations. When necessary, the Recipient must provide, upon request by the Disclosing Party, a complete list of all individuals who have received the Confidential Information. If any of these individuals breach the terms of this Agreement, it will be deemed as a breach by the Recipient, who shall bear full liability for compensation and other responsibilities under this Agreement. The Recipient may not claim exemption from liability on the grounds of having fulfilled supervisory duties or for any other reason.

(c)	The Recipient shall not, without prior written consent from the Disclosing Party, use the Confidential Information for any purpose other than as specified in this Agreement. Additionally, the Recipient shall not reproduce or reverse engineer the Confidential Information.

GDT Immune Cells (γδT Cells) License Agreement

(d)	The Recipient must protect the Confidential Information with a level of care no less than that which it uses to protect its own confidential information, and must take appropriate measures to prevent unauthorized disclosure or use. The Recipient shall not allow personnel whose duties do not require access to the Confidential Information to come into contact with or obtain it. The standard of care required shall be no less than that of a good administrator

(e)	Upon becoming aware of any improper or unlawful disclosure, use, or exploitation of the Confidential Information, the Recipient shall immediately notify the Disclosing Party so that the Disclosing Party can take necessary protective measures. The Recipient shall also provide relevant information and materials and offer necessary assistance as required by the Disclosing Party.

(f)	All Confidential Information disclosed by the Disclosing Party to the Recipient remains the property of the Disclosing Party. Upon request by the Disclosing Party, or upon expiration, early termination, or cancellation of this Agreement, the Recipient shall immediately return or destroy all Confidential Information provided by the Disclosing Party, including but not limited to related materials, copies, and documents. If requested by the Disclosing Party, the Recipient shall provide written proof or a certificate confirming that all relevant materials, copies, and documents of the Confidential Information have been returned or destroyed.

(g)	The confidentiality obligations under this clause shall remain in full force and effect notwithstanding the expiration, subsequent invalidity, termination, or rescission of this Agreement. The Recipient shall continue to be bound by the confidentiality obligations herein, and any breach thereof shall entitle the Disclosing Party to claim compensation for any resulting losses.

(h)	If disclosure of Confidential Information is required by an order or request from an administrative or judicial authority or by law, such disclosure shall not constitute a breach of the confidentiality obligations under this clause. However, the party required to disclose the information shall immediately notify the other party and assist them in obtaining necessary protective orders or measures under the current legal system.

7.	Term of Agreement and License.

This Agreement is effective from the signing date of this Agreement and remains valid for 20 years after the Product’s first commercial launch.

8.	No Warranty.

Party B agrees and acknowledges that Party A shall not be liable for any infringement claims or damages arising from Party B’s use, implementation, reproduction, modification of the results of research and development under this Agreement or the Product, or from manufacturing, assembling, or selling products using the results of research and development under this Agreement or the Product. Party A does not warrant:

●	The product liability of any products manufactured or sold by Party B after using, implementing, or modifying the results of research and development under this Agreement or the Product;

●	That the results of research and development under this Agreement or the Product can obtain drug permit license;

●	The patentability, suitability, or commercial feasibility of the results of research and development under this Agreement or the Product.

GDT Immune Cells (γδT Cells) License Agreement

However, if a third party alleging infringement of intellectual property rights or other rights charges either party, the other party shall assist in the defense and protection against such claims.

9.	Termination.

(a)	If both parties confirm that there has been a significant delay in the phased conditions stipulated in Article 3, or determine that it is not possible to complete the Product within the agreed schedule, either party may terminate this Agreement by providing written notice to the other party at least 30 days prior to termination. Termination shall only take effect with the consent of the other party.

(b)	In the event of a breach by either party of any of the provisions of this Agreement, the non-fault party may give written notice to the other party to correct the breach within 30 days. In the event of a material breach that is not corrected within the designated period of time, the non-fault party may terminate this Agreement by giving written notice to the other party.

(c)	Either party may terminate this Agreement by written notice to the other party if any of the following events occurs:
(i) either party reorganizes or claims or is claimed to be reorganized.

(ii)either party is dissolved or resolves to be dissolved or is ordered or ruled to be dissolved

(iii) either party merges or resolves to merge, becomes bankrupt or claims or is claimed to be declared bankrupt

(iv) Either party’s major assets have been seized and the party is unable to pay its debts, or there are substantial facts to prove that there is a risk of the occurrence of the events in this paragraph.

(v) Either party has delayed payment to the other party or breached the terms and conditions of this Agreement, and after being notified by the other party in writing of the time limit for rectification, fails to comply with the notification to make timely rectification.

(vi) If Party B’s inventory reports, production reports, or sales reports contain false records.

(vii) Either party has committed a material breach of this Agreement, which is difficult to remedy or the remediation would cause substantial damage to the other party.

10.	Special Provisions.

If Party B ceases to exist due to a merger, division, acquisition, or share transfer, or becomes a 100% owned subsidiary of another company, all rights and obligations under this Agreement shall be assumed in full by Party B’s successor company, surviving company, newly established company, or the parent company acquiring Party B (collectively referred to as “Party B’s Successor Company”).

GDT Immune Cells (γδT Cells) License Agreement

Party B must, within 30 days prior to such an event, enter into an agreement with Party B’s Successor Company for it to assume this Agreement and ensure that Party B’s Successor Company re-signs this Agreement or provides a written statement unconditionally agreeing to continue performing this Agreement before Party B ceases to exist or becomes a subsidiary.

11.	General Provisions.

(a)	Business taxes arising from this Agreement shall be borne by Party B, while stamp duties shall be borne individually by each party. Other taxes shall be borne by the party incurring them.

(b)	This Agreement may not be modified without the prior written consent of both Party A and Party B. Should revisions be necessary, both parties agree to negotiate in good faith to amend the Agreement. The same principle applies to any matters not covered herein.

(c)	Neither party may assign this Agreement or its rights and obligations to any third party without prior written consent from the other party.

(d)	If any provision of this Agreement is deemed invalid or unenforceable, the remaining provisions shall remain in effect.

(e)	Both parties agree that all written communications shall be directed to the designated contacts and contact information specified below. Should there be any changes to the contract contacts or contact information of either party, such changes must be notified to the other party in writing, and shall take effect from the date the written notice is received.

Party A:Ji Yan Biomedical Co., Ltd	Party B:SL BIO CO., LTD

Tel: +886-2-2314-8860	Tel: +886-3-5163-636

Email: tsung.shen@icloud.com	Email: hedyliao@sl-link.com.tw

(f)	The validity and interpretation of this Agreement shall be governed by the relevant laws and regulations of the Republic of China (Taiwan). Matters not expressly stipulated in this Agreement shall be resolved through mutual consultation by both parties in good faith. Any disputes or litigation arising from this Agreement shall be subject to the jurisdiction of the Taiwan Taipei District Court as the court of first instance. However, for disputes related to intellectual property, the Intellectual Property and Commercial Court shall serve as the court of first instance. The application of any conflict-of-laws rules, choice-of-law principles, or other relevant foreign regulations is expressly excluded.

(g)	This Agreement and its attachments constitute the entire agreement between the parties, superseding all prior negotiations, agreements, or understandings.

This Agreement is made in two copies, with Party A and Party B each retaining one copy as evidence.

[SIGNATURE PAGE FOLLOWS]

GDT Immune Cells (γδT Cells) License Agreement

Each party is signing this agreement on the date stated opposite that party’s signature.

Ji Yan Biomedical Co., Ltd		SL Bio Co., Ltd

By:	/s/ Patrick Hafenstein	By:	/s/ Ching-Dong Wang
	(signature)		(signature)
Name:	Patrick Hafenstein	Name:	Ching-Dong Wang
Title:	Chairman	Title:	Chief Executive Officer
Date:	December 27, 2024	Date:	December 27, 2024

GDT Immune Cells (γδT Cells) License Agreement